EXHIBIT 23.1
                          INDEPENDENT AUDITOR'S CONSENT
The Board of Directors
Fresh America Corp.:

We consent to the incorporation by reference in the Registration Statements (No. 333-35019 and 333-3714) on Forms S-8 of Fresh America Corp. of our report dated March 5, 1998, relating to the consolidated balance sheets of Fresh America and subsidiaries as of January 2, 1998, and January 3, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended January 2, 1998, which report appears in the January 2, 1998, annual report on Form 10-K of Fresh America Corp.

                                                  KPMG Peat Marwick, LLP

Dallas, Texas
March 25, 1998